Exhibit 4.1

SEVENTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT (this “Amendment”), dated as of October 31, 2019, amends and modifies that certain Third Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended by the First Amendment thereto dated October 29, 2013, the Second Amendment thereto dated November 3, 2014, the Third Amendment thereto dated October 29, 2015, the Fourth Amendment thereto dated October 31, 2016, the Fifth Amendment thereto dated October 31, 2017 and the Sixth Amendment thereto dated October 31, 2018, the “Credit Agreement”), among Otter Tail Corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”), and the Lenders, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Lenders and the Agent agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENTS

1.1     The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “October 31, 2023” with the date “October 31, 2024”.

1.2      Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions alphabetically therein:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(b)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(c)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

1.3      The definition of “Commitment” appearing in Section 1.1 of the Credit Agreement is hereby amended to delete “$150,000,000” now appearing therein and replace it with “$170,000,000”.

1.4     Section 2.9 of the Credit Agreement is hereby amended to delete “$250,000,000” now appearing therein and replace it with “$290,000,000”.

1.5     Article XII of the Credit Agreement is hereby amended to insert the following new Section 12.19 at the end thereof:

Section 12.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

1.6     Schedule 1.1(a) (Commitments and Percentages), Schedule 1.1(b) (Material Subsidiaries), Schedule 1.1(c) (Departing Bank Schedule), Schedule 7.6 (Litigation and Contingent Liabilities), Schedule 7.15 (Subsidiaries), Schedule 7.16 (Partnerships/Joint Ventures), Schedule 9.4 (Exceptions to Ownership of Material Subsidiaries), Schedule 9.7 (Investments), Schedule 9.8

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(Existing Liens) and Schedule 9.10 (Certain Transactions with Related Parties), are hereby amended in their entirety to be in the forms of Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(c), Schedule 7.6, Schedule 7.15, Schedule 7.16, Schedule 9.4, Schedule 9.7, Schedule 9.8 and Schedule 9.10 attached hereto and made a part hereof.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Lenders that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1      Warranties. Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2     Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3     Documents. The Borrower, the Agent and the Lenders shall have executed and delivered this Amendment.

3.4     Fees. The Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, (i) all fees set forth in that certain Fee Letter by and between the Borrower and the Agent dated as of October 31, 2019 and (ii) to the extent invoiced reasonably in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

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3.5     Beneficial Ownership Certification. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to any applicable Lender a Beneficial Ownership Certification in relation to the Borrower.

ARTICLE IV - GENERAL

4.1     Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2     Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3     Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4     Governing Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

4.5     Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4.6     No Novation; Reallocations, Etc. This Amendment is not intended to and shall not constitute a novation. The parties hereto hereby authorize the Administrative Agent to make such reallocations, sales, assignments or other relevant actions in respect of the funded amount of the Advances of the Banks as are necessary in order that each such Bank shall hold their respective Percentages (as amended by this Amendment) of the Advances outstanding on the effective date of this Amendment and the unfunded Commitments (as amended by this Amendment), and each Bank shall fund any applicable increased amount of Advances allocable to such Bank, if any.

[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL CORPORATION

By: /s/ Kevin Moug

Title:         Chief Financial Officer

4150 19th Avenue South

Suite 101

Fargo, North Dakota 58103

Attention:     Mr. Kevin G. Moug,

                       Chief Financial Officer

Telephone: (701) 451-3562

Fax: (701) 232-4108

(Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:  /s/ Scott Berg

Title:           VP - RM

505 Second Avenue North
Mail Code EP-ND-0630

Fargo, ND 58102

Attention: Scott Berg, Vice President
Telephone: (701) 280-3665
Fax: (701) 280-3580

(Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

BANK OF AMERICA, N.A., as Co-Syndication

Agent and as a Bank

By:  /s/ Chad Kardash

Title:      Vice President

IL-4135-07-65

135 S. LaSalle Street

Chicago, IL 60603

Attention:   Chad Kardash

                     Vice President

Telephone: (612) 656-3627

Fax: (612) 326-9271

(Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

JPMORGAN CHASE BANK, N.A., as Co-

Syndication Agent and as a Bank

By:     /s/ Justin Martin

Title:       Authorized Officer

10 South Dearborn, 9th Floor, IL1-0090

Chicago, IL 60603

Attention: Justin Martin

Telephone: (312) 732-4441

Fax: (312) 732-1762

(Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as

Documentation Agent and as a Bank

By:   /s/ Keven D. Smith

Title:      Senior Vice President

127 Public Square

Mail Code: OH-01-27-1125

Cleveland, OH 44114

Attention: Keven D. Smith

Telephone: (206) 343-6966

Fax: (216) 689-4981

(Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as a Bank

By:     /s/ Jesse Tannuzzo

Title:       Vice President

90 S 7th Street, 15th Floor
MAC: N9305-156
Minneapolis, MN 55402
Attention: Jesse Tannuzzo
Tel: 612-667-0030

 (Signature Page to Seventh Amendment to Otter Tail Corporation Credit Agreement)

Schedule 1.1(a)

Commitments and Percentages

Bank:	Initial Commitment:	Percentage:
U.S. Bank National Association	$52,500,000	30.882352941176%
JPMorgan Chase Bank, N.A.	$32,500,000	19.117647058824%
Bank of America, N.A.	$32,500,000	19.117647058824%
KeyBank National Association	$32,500,000	19.117647058824%
Wells Fargo Bank, National Association	$20,000,000	11.764705882352%

Total:	$170,000,000	100%

Schedule 1.1(b)

Material Subsidiaries
(as of the date of the Seventh Amendment to Third Amended and Restated Credit Agreement)

BTD Manufacturing, Inc.
Northern Pipe Products, Inc.
Varistar Corporation
Vinyltech Corporation

Schedule 1.1(c)

Departing Bank Schedule

Bank of the West

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

Litigation: None

Contingent Liabilities: None.

Schedule 7.15

Subsidiaries (Section 7.15)

Subsidiaries of Otter Tail Corporation

Company	State of Organization	Number and Class of Shares Issued and Owned by Otter Tail Corporation or its Subsidiaries	Footnote Ref.
AEV, Inc.	Minnesota	100 Shares Common	(1)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
IMD, Inc.	North Dakota	980 Shares Common	(1)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(3)
Otter Tail Energy Services Company, Inc.	Minnesota	1,000 Shares Common	(3)
Otter Tail Power Company	Minnesota	100 Shares Common	(3)
Sheridan Ridge II, LLC	Minnesota	1,000 Membership Units	(2)
Shrco, Inc.	Minnesota	100 Shares Common	(1)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common	(3)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1)Subsidiary of Varistar Corporation (2)Subsidiary of Otter Tail Energy Services Company, Inc.	(3)Subsidiary of Otter Tail Corporation

Schedule 7.16

Partnerships and Joint Ventures
as of September 30, 2019

Partnership Name	Type of Partnership Interest	Ownership Percentage	Book value of Investment September 30, 2019
Walnut Properties Limited – Summit Group	Limited	15.7	$0
The Homestead Limited Partnership	Limited	89.0	$0
Lincoln Square of Alexandria Limited Partnership	Limited	89.0	$0
Total			$0

In the ordinary course of business, Otter Tail Power Company has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

No Subsidiary Guarantor has any partnership or joint venture interest.

Schedule 9.4

Exceptions to Ownership of Material Subsidiaries (Section 9.4)

None.

Schedule 9.7

Investments (Section 9.7)

As of Sept 30, 2019
Investment in Loan Pools (OTP)	30,687
Investments – Bank of Butterfield (OTAL)	9,612,651
CoBank (St Paul Bank for Coop’s) (VSC)	73,012
Trusts Associated with Large Transmission Projects (OTP)	90,889
Other Miscellaneous (OTP)	27,066

Total Investments of Otter Tail Corporation and Subsidiaries	$9,834,305

Schedule 9.8

Existing Liens (Section 9.8)

None.

Schedule 9.10

Certain Transactions with Related Parties (Section 9.10)

None.